Exhibit 99.1
TranS1 Inc. Announces Promotion of Rick Feiler to Vice President of Marketing
Wilmington, NC, August 2, 2010 (GLOBE NEWSWIRE) — TranS1 Inc. (NASDAQ:TSON), a medical device company focused on designing, developing and marketing products that implement its proprietary approach to treat degenerative conditions of the spine affecting the lower lumbar region, is pleased to announce the promotion of Rick Feiler to Vice President of Marketing.
“Rick’s promotion recognizes his significant contributions to TranS1 from his current position as our Director of Marketing,” said Ken Reali, President and COO of TranS1. “His leadership has helped us successfully launch multiple product introductions over the past year and his experience will continue to be invaluable as we grow our product portfolio.”
Mr. Feiler started with TranS1 in 2006 as a clinical sales manager and has been the Director of Marketing since November 2007. He has over 20 years of sales management, field sales and marketing experience with leading medical device companies. He joined TranS1 from Inlet Medical, Inc. where he was most recently Regional Sales Director. Prior to Inlet Medical, Mr. Feiler held positions at SurgRx, Inc. and Teleflex Medical.
About TranS1 Inc.
About TranS1 Inc.
TranS1 is a medical device company focused on designing, developing and marketing products that implement its proprietary approach to treat degenerative conditions of the spine affecting the lower lumbar region. TranS1 currently markets the AxiaLIF family of products for single and multilevel lumbar fusion and the Vectre and Avatar posterior fixation systems for lumbar fixation supplemental to AxiaLIF fusion. TranS1 was founded in May 2000 and is headquartered in Wilmington, North Carolina. For more information, visit www.trans1.com.
Contact:
TranS1 Inc.
Investors:
Joe Slattery, Chief Financial Officer
910-332-1700
or
Westwicke Partners
Mark Klausner
443-213-0501
mark.klausner@westwicke.com